Exhibit 4.37

Equity Pledge Agreement

This Equity Pledge Agreement (this “Agreement”) is made and entered into by and among the following parties on September 19, 2019 in Beihai, the People’s Republic of China (“China” or the “PRC”):

Party A:	Beihai Green Lemon Technology Co., Ltd. (“Pledgee”)
Unified Social Credit Code Address:	91450500MA5N95341R Room A02, 4/ F, Building 1, No. 23, Jilin Road, Industrial Park, Beihai
Party B:

YANG Tao (“Party B1”), a Chinese citizen whose ID number is ******************;

MA Ming  (“Party B2”), a Chinese citizen whose ID number is ******************;

YUAN Kai (“Party B3”), a Chinese citizen whose ID number is ******************;

(collectively “Pledgers”)
Party C:	Beihai Super Egg E-Commerce Co., Ltd.
Unified Social Credit Code: Address:	91450500MA5N7ECU5J Room A05, 3/F, Building 1, No. 23, Jilin Road, Industrial Park, Beihai

In this Agreement, The Pledgee, the Pledgers and the Party C are hereinafter referred to individually as a “Party” and collectively the “Parties”.

Whereas:

1.

The Pledgers hold 100% of equity interests of Party C in total. Party C is a limited liability company registered inBeihai, China, engaging in commercial consulting services, e-commerce information consulting services, network technology information consulting services, technology development, technology consultation, technology services, technology promotion and technology transfer of electronic products, network products and technological products; enterprise information consulting services; economic and trade information consulting services; enterprise management consulting services; financial consulting services; educational information consulting services; data processing services; computer system. Party C acknowledges the respective rights and obligations of the Pledgers and the Pledgee hereunder and agrees to provide any necessary assistance for the registration of the Pledge;

2.

The Pledgee is a wholly foreign-owned enterprise registered in Beihai, China. The Pledgee and Party C entered into an Exclusive Business Cooperation Agreement (the “Exclusive Business Cooperation Agreement”) on June 26, 2018; the Pledgee entered into an Exclusive Option Agreement (the “Exclusive Option Agreement”) with the Pledgers and Party C on June 26, 2018; each Pledger and Pledgee respectively signed a Power of Attorney Agreement (the “Power of Attorney Agreements”) on September 19, 2019; (the “Power of Attorney Agreement”); the Pledgers and Pledgee signed a Loan Agreement (the “Loan Agreement ”, collectively the “Project Agreements” with the Power of Attorney Agreements, the Exclusive Business Cooperation Agreement and the Exclusive Option Agreement) on September 19, 2019;

3.

The Purpose of the Pledge isto ensure that (i) the pledgee can collect all payments due and payable by Party C from Party C in accordance with the Exclusive Business Cooperation Agreement, including but not limited to consulting and service fees; (ii) the Pledgee can effectively exercise its equity purchase right and/or asset purchase right under the Exclusive Option Agreement; (iii) the pledgee can exercise its voting rights under the Power of Attorney Agreements; and(iv) the Pledgee can collect all the loan principal and interests (if any) due to be returned from the Pledgers under the Loan Agreement, and the Pledgers agrees to pledge all the equity in Party C for the obligations of Party B and Party C under the Project Agreements.

Therefore, the Parties hereby agree as follows through mutual negotiations.

1.	Definitions

Unless otherwise specified herein, the terms below shall have the following meanings:

1.1

“Pledge”: shall refer to the security interest created by the Pledgers in favor of the Pledgee pursuant to Section 2 of this Agreement, i.e., the right of the Pledgee to be paid in priority from the proceeds from the transfer, auction or sale of the equity interest.

1.2

“Equity Interest”: shall refer to 100% equity interests currently legally held by the Pledgers in Party C, i.e., the Pledger YANG Tao holds 50% equity in Party C, corresponding to the registered capital of RMB 25 million; the Pledger MA Ming holds 25% equity in Party C, corresponding to registered capital of RMB 12.5 million; the Pledger YUAN Kai holds 25% equity in Party C, corresponding to registered capital of RMB 12.5 million; and the additional capital contributions and dividends as described in Section 2.3 and 2.4 of this Agreement.

1.3	“Term of Pledge”: shall refer to the term set forth in Section 3 of this Agreement.
1.4	“Project Agreements”: shall have the meaning in the preamble of this Agreement.
1.5	“Contractual Obligations”: shall refer to all the obligations of the Pledgers and Party C under this Agreement and the Project Agreements.
1.6

“Secured Indebtedness”: shall refer to the payment and a other obligations of the Pledgers and/or Party C under the Project Agreements, and any and all direct, indirect, derivative losses and losses of predictable benefits incurred due to any default by the

Pledgers and/or Party C, the amount of which shall be determined based on the Pledgee's reasonable business plan and profit forecast; the service fees payable by Party C under the Exclusive Business Cooperation Agreement; all due and repayable loan principal and interests (if any) collected by the Pledgee from the Pledgers according to the Loan Agreements, and all costs and expenses incurred by the Pledgee in enforcing the Pledgers and/or Party C to perform their contractual obligations.

1.7	“Event of Default”: shall refer to any of the circumstances as enumerated in Section 7 of this Agreement.
1.8	“Notice of Default”: shall refer to the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.
2.	Pledge
2.1	The Pledgers agree to pledge all the Equity Interest to the Pledgee as security for payment of the Secured Indebtedness under this Agreement, and Party C hereby assents to such pledge.
2.2	The Pledgers undertakes that it shall be responsible for recording the equity pledge arrangement in the shareholders’ register of Party C under this Agreement.
2.3

The Pledgers may subscribe for capital increase in Party C only with prior written consent of the Pledgee. Any Equity Interest obtained by the Pledgers as a result of the Pledgers’ subscription of the increased registered capital of the Company shall also be deemed as Equity Interest. The Pledgers undertakes to record the equity pledge of the additional capital amount under this Section 2.3 in the shareholders’ register of Party C and apply for registration with the registration authority (as defined below) within ten (10) business days after the capital increase.

2.4

During the Term of Pledge, the Pledgee is entitled to receive the income (including but not limited to any dividends and profits) on the Equity Interest. The Pledgers may receive dividends distributed on the Equity Interest only with prior written consent of the Pledgee. Dividends received by the Pledgers on Equity Interest shall be deposited into an account designated and supervised by the Pledgee and applied first to pay the Secured Indebtedness.

3.	Term of Pledge
3.1

The Pledge shall become effective on such date when it is registered with competent administration for industry and commerce (the “AIC”) at the location of Party C. The Parties agree that the Pledgers and Party C shall submit an application to the AIC for the registration of the Pledge of the Equity Interest within 20 business days following the execution of this Agreement. The Parties further agree that they shall complete all equity pledge registration procedures, obtain a registration notice issued by the AIC, and the AIC will shall record the matters concerning the Pledge of the Equity Interest completely and accurately in the equity pledge register within 20 business days after the AIC formally accepts the application for pledging registration of the Equity Interest.

3.2	The term of this Agreement shall expire until the Contractual Obligations are fully performed or the Secured Indebtedness are fully discharged.
4.	Custody of Equity Interest Records

During the Term of Pledge, the Pledgers shall deliver to the Pledgee’s custody the shareholders’ register indicating the Pledge within one week following execution of this Agreement. The Pledgee shall have custody of such documents during the entire Term of Pledge.

5.	Representations and Warranties of the Pledgers
5.1

The Pledgers are Chinese citizen/legal person with full capacity for conduct and has the legal right and ability to enter into this Agreement and undertake legal obligations under this Agreement. This Agreement, duly signed by the Pledgers, shall constitute a legal, valid and binding obligation to the Pledgers.

5.2

The Pledgers are the sole legal and beneficial owner of the Equity Interest, and there is no dispute regarding the ownership of the Equity Interest. The Pledgers have the rights to dispose of the Equity Interest and any part thereof.

5.3	Except for the Pledge, the Pledgers have not created any security interest or other encumbrance on the Equity Interest.
5.4

The execution and performance of this Agreement and the Pledge of Equity Interest under this Agreement must be under the condition of obtaining any third party's consent, permission, waiver, authorization or the approval, permission, exemption from any government agency, or completing the registration or filing procedures (if required by the applicable laws) (except for the pledge registration at the AIC), which will shall remain in full force and effect during the term of this Agreement.

5.5

The Pledgers hereby warrant the Pledgee that the above statement and warranties will be true and correct and will be fully complied with at any time and under any circumstances before the Contractual Obligations are fully fulfilled or the Secured Indebtedness is fully paid off.

6.	Covenants and Further Agreement of the Pledgers
6.1	During the term of this Agreement, the Pledgers covenant to the Pledgee that the Pledgers:
6.1.1

shall not transfer the Equity Interest, create or permit the existence of any security interest or other encumbrance on the Equity Interest, without the prior written consent of the Pledgee, except for the purposes of the performance of the Project Agreements;

6.1.2	shall promptly notify the Pledgee of any event or notice received by the Pledgers that may have an impact on the Equity Interest or any portion thereof,

as well as any event or notice received by the Pledgers that may have an impact on any guarantees and other obligations of the Pledgers hereunder.
6.2

The Pledgers agree that the rights acquired by the Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or jeopardized by the Pledgers or any heirs or representatives of the Pledgers or any other persons through any legal proceedings.

6.3

The Pledgers hereby undertake to comply with and perform all guarantees, promises, agreement, representations and conditions of and under this Agreement. In the event of failure or partial performance of such guarantees, promises, agreements, representations and conditions, the Pledgers shall indemnify the Pledgee for all losses resulting therefrom.

6.4	The Pledgers hereby waive the preemptive rights that they may enjoy when the Pledgee exercises the Pledge.
7.	Event of Breach
7.1	The following circumstances shall be deemed Event of Default:
7.1.1

Party C fails to pay the consulting and service fees payable under the Exclusive Business Cooperation Agreement in full or violates any other obligations of Party C under the Exclusive Business Cooperation Agreement;

7.1.2	The pledgers fails to repay the loan principal and interest (if any) under the Loan Agreement in full or violates any other obligations of the pledgers under the Loan Agreement;
7.1.3	Party C and/or the Pledgers breach any obligations under the other Project Agreements ;
7.1.2

The Pledgers have serious misstatement or mistake in any statement or warranty made in Section 5 of this Agreement and/or the Pledgers violate any warranty in Section 5 of this Agreement; or the Pledgers violate any covenants and further agreement in Section 6 of this Agreement

7.1.5	The Pledgers and Party C fail to complete the registration of equity pledge with the registration authority in accordance with Section 3.1；
7.1.6	The Pledgers and Party C violate any other provisions of this Agreement;
7.1.7	Except otherwise clearly stipulated in Section 6.1.1, the Pledgers transfer or intend to transfer or surrender the Equity Interest or assign the Equity Interest without the Pledgee’s written consent;
7.1.8

The Pledgers (i) are required to repay or perform in advance or (ii) fails to repay or perform upon maturity any debt obligations owed to any third party such as loan, guarantee, indemnification and promise;

7.1.9	Any government approval, license, permit or authorization that renders this Agreement enforceable, lawful and valid is withdrawn, terminated, invalid or substantially changed;
7.1.10	The enactment of governing laws renders this Agreement unlawful or makes the Pledgers unable to continue performing its obligations hereunder;
7.1.11	The Pledgers’ assets experience negative change to the extent that affects the Pledgers’ ability to perform its obligations hereunder;
7.1.12	Party C’s heirs or custodians only partially perform or refuse to perform their payment obligations under the Project Agreements;
7.1.13	Any other circumstance where the Pledgers cannot or possibly cannot exercise its rights over the Pledge.
7.2

Upon notice or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Section 7.1, the Pledgers shall immediately notify the Pledgee in writing accordingly.

7.3

Unless an Event of Default set forth in this Section 7.1 has been successfully resolved to the Pledgee’s satisfaction, the Pledgee may issue a Notice of Default to the Pledgers upon the occurrence of the Event of Default or at any time thereafter, demanding the Pledgers to immediately pay all outstanding payments due and payable under the Project Agreements and all other payments due to the Pledgee and/or dispose of the Pledge in accordance with Section 8 of this Agreement.

8.	Exercise of Pledge
8.1

Before the Secured Indebtedness is paid in full, the Pledgers shall not transfer the Pledge or its Equity Interest in Party C, or re-pledge the equity to any third party without the Pledgee’s written consent.

8.2	The Pledgee may issue a written Notice of Default to the Pledgers when it exercises the Pledge.
8.3	Subject to the provisions of Section 7.3, the Pledgee may exercise the right to enforce the Pledge at any time after the issuance of the Notice of Default in accordance with Section 7.2.
8.4

The Pledgee shall the have right to be paid in priority with all or part of the Equity Interest from the proceeds from the transfer, auction or sale of the Equity Interest until the complete compensation of all outstanding payments due and other due payments to the Pledgee under the Project Agreements.

8.5

When the Pledgee disposes of the Pledge in accordance with this Agreement, the Pledgers and Party C shall provide necessary assistance to enable the Pledgee to enforce the Pledge in accordance with this Agreement.

9.	Assignment
9.1

Without the Pledgee’s prior written consent, the Pledgers shall not assign or delegate their rights and obligations under this Agreement. However, the Pledgee may assign or delegate its obligations and rights under this Agreement without seeking any consent of the Pledgers or Party C, but the Pledgees and Party C must be notified within a reasonable time.

9.2	This Agreement shall be binding on the Pledgers and his/her successors and permitted assignees, and shall be valid with respect to the Pledgee and each of his/her successors and assignees.
9.3

The Pledgee may at any time assign any and all of its rights and obligations under the Project Agreements to its assignee(s) (natural persons/legal persons), in which case the assignee shall enjoy and undertake the rights and obligations of the Pledgee under this Agreement, as if it were the original party to this Agreement. When the assignee transfers its rights and obligations under the Project Agreements, the Pledgers shall execute relevant agreements or other documents related to such transfer as required by the Pledgee.

9.4

In the event of change of the Pledgee due to assignment, the Pledgers shall, at the request of the Pledgee, execute a new pledge contract with the new Pledgee on the same terms and conditions as this Agreement, and enter into updated the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, the Power of Attorney Agreements, the Loan Agreement and other relevant documents.

9.5

The Pledgers shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by all or any of the Parties hereto, including the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, the Loan Agreement, and the Power of Attorney Agreement, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability hereof and thereof. Any residual rights of the Pledgers with respect to the Equity Pledged hereunder shall not be exercised by the Pledgers except in accordance with the written instructions of the Pledgee.

10.	Termination and release of the Pledge

Upon the sufficient and complete fulfillment of all Contractual Obligations and the full payment of all Secured Indebtedness by the Pledgers and Party C, The pledgee shall release the Pledge of Equity Interest in accordance with the requirements of the Pledgers under this Agreement as soon as possible within a reasonable and feasible time, and cooperate with the Pledgers to cancel the registration of the Pledge of Equity Interest in the shareholders’ register of Party C and handle cancellation registration of the Pledge with the AIC.

11.	Handling Fees and Other Expenses

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by Party C. If the Pledgee is required under applicable laws to bear certain taxes and fees, the Pledgers shall cause Party C to reimburse in full such taxes and fees paid by the Pledgee.

12.	Confidentiality

The Parties acknowledge that any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement constitute confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (i) is or becomes available to the general public (other than through the receiving Party’s unauthorized disclosure); (ii) is required to be disclosed by applicable laws or regulations or rules or regulations of any stock exchange; or (iii) is necessary to be disclosed by any Party to its legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the employees of or agencies engaged by any Party shall be deemed disclosure by such Party itself and such Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

13.	Governing Law and Dispute Resolution
13.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the dispute resolution hereunder shall be governed by the laws of China.
13.2

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement within 30 days after either Party requests to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective Arbitration Rules. The arbitration shall be conducted in Beijing. The language of arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

13.3

Upon occurrence of any disputes arising from the construction and performance of this Agreement or pending arbitration of any dispute, except for the matters under dispute, the Parties shall continue to exercise their respective rights and perform their respective obligations hereunder.

14.	Notices
14.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail with postage prepaid, commercial courier service or facsimile transmission to the contact address of such Party. Each notice shall be followed by a confirmation copy sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:
14.1.1	Notices given by personal delivery, courier service, registered mail with postage prepaid shall be deemed effectively given on the date of receipt or rejection at the address specified for notices.
14.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).
14.2	Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.
15.	Severability

In the event that one or several provisions hereof are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

16.	Schedules

The schedules hereto shall form an integral part of this Agreement.

17.	Effectiveness
17.1

This Agreement shall come into force upon being signed by the Parties. Any amendment, change and supplement to this Agreement shall be made in written form and become effective after being signed and stamped by the Parties and upon the completion of the registration with the government (if applicable).

17.2	The equity pledge agreement entered into by Party A, Party B and Party C on June 26, 2018 shall automatically terminate from the execution date of this Agreement.
17.3	This Agreement is written in Chinese in five counterparts of equal legal force.

[Signature page follows]

(Signature Page to Equity Pledge Agreement)

Party A:
Beihai Green Lemon Technology Co., Ltd. (Seal)
Legal Representative:

Party B:
YANG Tao
Signature:	/s/YANG Tao

MA Ming
Signature:	/s/ MA Ming

YUAN Kai
Signature:	/s/YUAN Kai

Party C:
Beihai Super Egg E-Commerce Co., Ltd. (Seal)
Legal Representative:	/s/YANG Tao

Schedule

Shareholders’ Register of Beihai Super Egg E-Commerce Co., Ltd.

Dated: September 19, 2019

Shareholder’s name	ID No.	Capital Contribution’s Status
YANG Tao	ID No.: ******************	Capital Contribution Certificate：No.1 Amount of Subscription：RMB25,000,000.00 Ratio of Contribution:50% All of such 50% equity interest has been pledged to Beihai Green Lemon Technology Co., Ltd.
MA Ming	ID No. : ******************	Capital Contribution Certificate：No.2 Amount of Subscription：RMB12,500,000.00 Ratio of Contribution:25% All of such 25% equity interest has been pledged to Beihai Green Lemon Technology Co., Ltd.
YUAN Kai	ID No. :******************	Capital Contribution Certificate：No.3 Amount of Subscription：RMB12,500,000.00 Ratio of Contribution:25% All of such 25% equity interest has been pledged to Beihai Green Lemon Technology Co., Ltd.
company： Beihai Super Egg E-Commerce Co., Ltd. (seal) Legal Representative: /s/YANG Tao